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                     AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT


     THIS AGREEMENT made and entered into as of this 31st day of December, 1994 by and between MICHAEL FOODS, INC., a Delaware corporation (hereinafter referred to as "Michael Foods") and GREGG A. OSTRANDER (hereinafter referred to as "Ostrander").

     WHEREAS, Michael Foods and Ostrander have heretofore entered into an employment agreement dated as of January 31, 1994; and

     WHEREAS, the parties desire to amend Sections 3, 4 and 5 of said agreement to amend and clarify certain of the terms thereof,

     NOW, THEREFORE, in consideration of the premises and of the terms and conditions hereinafter set forth, the parties agree as follows:

     1. Section 3 of the employment agreement between Michael Foods and Ostrander dated January 31, 1994 is hereby amended by adding the following to the end of Section 3:

          Effective January 1, 1995 Michael Foods agrees to pay Ostrander an annual Base Salary for the remaining term of this agreement of at least $294,000 payable in substantially equal semi-monthly installments.

     2. Section 4 of the employment agreement between Michael Foods and Ostrander dated January 31, 1994 is hereby amended by adding the following to the end of Section 4:

          f. On or before January 3, 1995, Michael Foods shall deliver to Ostrander a non-qualified stock option to purchase 40,000 shares of Michael Foods Common Stock. The date of grant of such option shall be deemed to be January 3, 1995 and the exercise price shall be determined in accordance with the Michael Foods Non-Qualified Stock Option Plan as of the close of business on that date, or $10.00 per share, whichever is greater.

          g. On or before January 2, 1996, Michael Foods shall deliver to Ostrander a non-qualified stock option to purchase 40,000 shares of Michael Foods Common Stock. The date of grant of such option shall be deemed to be January 2, 1996 and the exercise price shall be determined in accordance with the Michael Foods Non-Qualified Stock Option Plan as of the close of business on that date, or $10.00 per share, whichever is greater.


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      3.  Section 5 of the employment agreement between Michael Foods and
Ostrander dated January 31, 1994 is hereby amended by deleting the last full paragraph of said Section 5 and adding the following to the end of Section 5:

               For purposes of this Section 5, this Agreement and Ostrander's employment hereunder shall be deemed terminated by Michael Foods without Cause if, after the date hereof there is a Change in Control of Michael Foods and thereafter Ostrander's Duties are Substantially Reduced or Negatively Altered without his prior written consent.

          "CHANGE IN CONTROL" means a Change in Control of Michael Foods of a nature that would be required to be reported in response to Item l(a) of Michael Food's Current Report on Form 8-K, as in effect on the effective date of this agreement, pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as any "person" within the meaning of Section 14(d) of the Exchange Act, other than Michael Foods, a subsidiary of Michael Foods or any employee benefit plan sponsored by Michael Foods or a subsidiary of Michael Foods, acquires (1) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of Michael Foods through the acquisition of beneficial ownership of capital stock of Michael Foods or otherwise, or (2) all, or substantially all, of the properties and assets of Michael Foods; provided, however, that a Change in Control shall not be deemed to have occurred if (x) the acquisition of such power or properties and assets is pursuant to a merger, consolidation, or sale of properties and assets and (y) by reason of such transaction no person, or related persons constituting a "group" for purposes of
          Section 13(d) of the Exchange Act shall acquire the power to elect, appoint or cause the election or appointment of a majority of the members of the Board of Directors of such successor or transferee.

          "DUTIES ARE SUBSTANTIALLY REDUCED OR NEGATIVELY ALTERED" means, after any Change in Control and without Ostrander's express written consent:

          (i) the assignment to Ostrander of any duties inconsistent with Ostrander's positions, duties, responsibilities and status with Michael Foods immediately prior to a Change in Control, or a change in Ostrander's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of Ostrander from, or any failure to re-elect Ostrander to, any of such positions, except in connection with the termination of Ostrander's employment for Cause, upon the Incapacity or death of Ostrander, or upon the voluntary termination by Ostrander;

          (ii) a reduction in Ostrander's base salary in effect immediately prior to any Change in Control; or the failure by Michael Foods to increase such base


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          salary each year after a Change in Control by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all employees similarly situated during the two (2) full calendar years immediately preceding a Change in Control;

          (iii) Michael Foods requiring Ostrander to be based anywhere other than the geographic location at which Ostrander was based immediately preceding the Change in Control except for required travel on business to an extent substantially consistent with the business travel obligations Ostrander experienced immediately preceding a Change in Control,

          (iv) the failure by Michael Foods to continue in effect benefit and compensation plans substantially equivalent to the benefit or compensation plans or arrangements in which Ostrander was participating immediately preceding any Change in Control; the taking of any action by Michael Foods not required by law which would adversely affect Ostrander's participation in or materially reduce Ostrander's benefits under any of such plans or deprive Ostrander of any material fringe benefit enjoyed by Ostrander at the time of the Change in Control, but this provision shall not apply to any stock option plan maintained by Michael Foods prior to the Change in Control; or the failure by Michael Foods to provide Ostrander with the number of paid vacation days, holidays and personal days to which Ostrander was then entitled in accordance with Michael Foods' normal leave policy in effect immediately preceding a Change in Control.



       4. Except as otherwise provided herein, the employment agreement between Michael Foods and Ostrander dated January 31, 1994 shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment the day and year first above written.

                                             MICHAEL FOODS, INC.



                                             By /s/ John Reedy
                                               --------------------------------
                                               Its  V P Finance
                                                  -----------------------------


                                             /s/ Gregg A. Ostrander
                                             ----------------------------------
                                             GREGG A. OSTRANDER



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